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August 18, 1999





InterWest Bancorp, Inc.                          NBT Northwest Bancorp
275 S.E. Pioneer Way                             505 Industry Drive
Oak Harbor, Washington  98277                    P.O. Box 58690
                                                 Tukwila, Washington  98138

         RE:      HOLDING COMPANY MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger ("Merger") of NBT Northwest Bancorp ("NBT") into InterWest Bancorp, Inc. ("InterWest").

         We have acted as legal counsel to InterWest in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

         a. The Agreement and Plan of Merger, dated June 11, 1999, between InterWest, NBT, National Bank of Tukwila, and Pacific Northwest Bank (the "Merger Agreement");

         b. Form S-4 Registration Statement of InterWest filed with the Securities and Exchange Commission on August 19, 1999 ("Registration Statement");

         c. The Proxy Statement of NBT (included as part of the Registration Statement) ("Proxy Statement");

         d. The factual representations set forth in a letter from InterWest and NBT, dated August 18, 1999 ("Representation Letter"); and

         e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or

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InterWest Bancorp, Inc.
NBT Northwest Bancorp
August 18, 1999
Page 2

otherwise made known to us, that the Merger will be effected in accordance with the terms of the Merger Agreement, and that the representations contained in the Representation Letter will be true and complete at the effective date of the Merger.

         In connection with the Merger and pursuant to the Merger Agreement, each share of NBT voting common stock will be exchanged for shares of InterWest voting common stock, based on the exchange rate established in the Merger Agreement. No fractional shares will be issued; cash will be paid in lieu of fractional share interests. NBT shareholders who perfect their dissenters' rights under state law will be paid the cash value of their NBT shares. Such payments will be made by NBT without reimbursement by InterWest. Upon the consummation of the Merger, InterWest will continue the historic business of NBT.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

         1. The merger of NBT into InterWest for cash and for InterWest voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). NBT and InterWest will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by NBT shareholders upon the receipt of InterWest voting common stock in exchange for their shares of NBT stock, except with respect to cash received in lieu of fractional share interests, pursuant to Section 354(a)(1) of the Code.

         3. The basis of the shares of InterWest voting common stock received by NBT shareholders will be the same as the basis of the NBT stock surrendered in exchange therefor, less any basis attributable to fractional shares for which cash is received, pursuant to Section 358(a)(1) of the Code.

         4. The holding period of the shares of InterWest voting common stock received by NBT shareholders will include the holding period during which the NBT stock surrendered in exchange therefor was held, provided that the shares of NBT stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.
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InterWest Bancorp, Inc.
NBT Northwest Bancorp
August 18, 1999
Page 3

         5. Where cash is received by any shareholder of NBT in exchange for the surrender of such shareholder's NBT stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her NBT stock, subject to the provisions and limitations of
            Section 302 of the Code.

         6. No gain or loss will be recognized by NBT upon the transfer of its assets to InterWest, pursuant to Sections 361 and 357(a) of the Code.

         7. The basis of the assets of NBT acquired by InterWest will be the same as the basis of NBT in the assets immediately before the Merger, pursuant to Section 362(b) of the Code.

         8. The holding period of the assets acquired by InterWest will include the period such assets were held by NBT, pursuant to Section 1223(2) of the Code.

         9. No gain or loss will be recognized by InterWest upon the receipt by InterWest of the assets of NBT, as described above.

         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of InterWest, the shareholders of InterWest, and the shareholders of NBT, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

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InterWest Bancorp, Inc.
NBT Northwest Bancorp
August 18, 1999
Page 4

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER
- Federal Income Tax Consequences of the Merger" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     GRAHAM & DUNN
                                                     /s/ Graham & Dunn